Exhibit 8.1

777 E WISCONSIN AVE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX FOLEY.COM

[•], 2026

SkyWater Technology, Inc.

2401 East 86th Street

Bloomington, MN 55425

Re:	Opinion as to Tax Matters

Ladies and Gentlemen:

We have acted as tax counsel to SkyWater Technology, Inc., a Delaware corporation (the “Company”), in connection with the proposed mergers (collectively, the “Mergers”) as described in the Agreement and Plan of Merger and Reorganization dated as of January 25, 2026, by and among IonQ, Inc., a Delaware corporation (“Parent”), Iris Merger Subsidiary 1 Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary 1”), Iris Merger Subsidiary 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Subsidiary 2” and, together with Merger Subsidiary 1, the “Merger Subsidiaries”), and the Company (together with all exhibits and schedules thereto, in each case as amended or supplemented through the date hereof, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Subsidiary 1 will be merged with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent (the “First Merger”), and immediately after the First Merger, the Company will be merged with and into Merger Subsidiary 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Subsidiary 2 surviving as a wholly owned direct subsidiary of Parent (the “Surviving Company”). At your request, and in connection with the effectiveness of the registration statement on Form S-4 of Parent relating to the Mergers and filed with the Securities and Exchange Commission, including the proxy statement/prospectus of the Company contained therein (together with all exhibits, appendices, schedules or similar attachments thereto, in each case as amended or supplemented through the date hereof, the “Registration Statement”), and pursuant to Section 7.4(d) of the Merger Agreement, we are rendering our opinion as to certain material U.S. federal income tax consequences of the Mergers. Except as otherwise provided herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, the tax representation letters delivered to us by Parent (on behalf of itself and the Merger Subsidiaries) and by the Company (the “Tax Representation Letters”), and such other documents, records and papers as we have deemed necessary or appropriate to render the opinions set forth herein.

In addition, we have assumed that:

i.

the Mergers will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified);

AUSTIN | BOSTON | BRUSSELS | CHICAGO | DALLAS | DENVER | DETROIT | HOUSTON | JACKSONVILLE | LOS ANGELES

MADISON | MEXICO CITY | MIAMI | MILWAUKEE | NASHVILLE | NEW YORK | ORLANDO | RALEIGH | SACRAMENTO | SALT LAKE CITY

SAN DIEGO | SAN FRANCISCO | SILICON VALLEY | TALLAHASSEE | TAMPA | TOKYO | WASHINGTON, D.C.

SkyWater Technology, Inc. [●], 2026 Page 2

ii.

the statements and representations concerning the Mergers and the parties thereto set forth in the Merger Agreement and the Tax Representation Letters are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Mergers;

iii.

any such statement or representation that is qualified by knowledge, expectation, belief, materiality or comparable qualification is and will be true, complete and correct as if made without such qualification;

iv.	the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Mergers;

v.

all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity; and

vi.	all applicable reporting requirements have been or will be satisfied.

If any of the above-described assumptions is untrue for any reason, or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the assumptions, exceptions, limitations and qualifications set forth herein and described in the Registration Statement under the section titled “The Mergers — Material U.S. Federal Income Tax Consequences,” we hereby confirm that the discussion set forth in such section constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to “U.S. Holders” (as defined in such section).

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

SkyWater Technology, Inc. [●], 2026 Page 3

We are rendering this opinion to you in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

[This is a form of the tax opinion to be issued by Foley & Lardner LLP. This form is included for reference; the opinion, once executed and delivered, will be filed by amendment or included in a subsequent filing.]